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Exhibit 5.1

M2 LAW
PROFESSIONAL CORPORATION

January 14, 2008

Board of Directors
Filtering Associates, Inc.
1495 Belleau Road
Glendale, California 91206

Re:
Registration Statement on Form S-4
File No. 333-148277

        We have acted as counsel to Filtering Associates, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-4, File No. 333-148277 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of 18,402,331 shares of Common Stock, par value $0.001 per share, in connection with the offering described in the Registration Statement (the "Shares"), pursuant to the Agreement and Plan of Merger, dated April 13, 2006, as amended, between the Company, Kevin Frost and Edward Wiggins, the sole officers and directors of the Company at the time of execution, and Matinee Media Corporation, a Texas corporation ("Merger Agreement").

        We have examined the Registration Statement, the Merger Agreement, and originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

        Based on the foregoing, we are of the opinion that when (i) the stockholders of the Company have duly approved the Merger Agreement and the issuance of the Shares, (ii) the certificate of merger has been duly filed with the Secretary of State of the State of Nevada, and (iii) the Shares have been duly issued in accordance with the Merger Agreement upon consummation of the merger, the Shares will be validly issued, fully paid and non-assessable. We do not express any opinion herein concerning any law other than the Nevada Revised Statutes.

        We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ M2 Law Professional Corporation

M2 Law Professional Corporation

500 NEWPORT CENTER DRIVE    SUITE 800    NEWPORT BEACH CALIFORNIA 92660
TEL: 949 706 1470    FAX: 949 706 1475

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  Exhibit 5.1
M2 LAW PROFESSIONAL CORPORATION
500 NEWPORT CENTER DRIVE SUITE 800 NEWPORT BEACH CALIFORNIA 92660 TEL: 949 706 1470 FAX: 949 706 1475